Exhibit 3.1

CERTIFICATE OF CONVERSION

PURSUANT TO SECTION 265 OF

THE DELAWARE GENERAL CORPORATION LAW

This Certificate of Conversion is being duly executed and filed by The Carlyle Group L.P., a Delaware limited partnership (the “Limited Partnership”), to convert the Limited Partnership to The Carlyle Group Inc., a Delaware corporation (the “Corporation”), under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.) and the Delaware General Corporation Law (8 Del. C. § 101, et seq.).

1. The Limited Partnership was first formed on July 18, 2011 as a Delaware limited partnership.

2. The name and type of entity of the Limited Partnership immediately prior to filing this Certificate of Conversion is The Carlyle Group L.P., a Delaware limited partnership.

3. The name of the Corporation as set forth in the Certificate of Incorporation filed in accordance with Section 265(b) of the Delaware General Corporation Law is The Carlyle Group Inc.

4. The conversion of the Limited Partnership to the Corporation shall be effective at 12:02 a.m. (Eastern Time) on January 1, 2020.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion on the 31st day of December, 2019.

THE CARLYLE GROUP L.P.

By: Carlyle Group Management L.L.C., its general partner

By:	/s/ Curtis L. Buser

Name:	Curtis L. Buser
Title:	Chief Financial Officer

[Signature Page to Certificate of Conversion]